U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   PROWELL, III                         JOE             D
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   (Last)                           (First)             (Middle)

   4068 CRYSTAL COURT
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                                    (Street)

   NESBIT                             MS                 38651
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   FRED'S, INC.  (FRED)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Day/Year

   April/7/2003
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Vice President
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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.            6.
                                                                    4.                           Amount of     Owner-
                                                                    Securities Acquired (A) or   Securities    ship
                                       2A.          3.                   Disposed of (D)         Beneficially  Form:     7.
                                       Deemed       Transaction        (Instr. 3, 4 and 5)       Owned Follow- Direct    Nature of
                          2.           Execution    Code         ------------------------------- ing Reported  (D) or    Indirect
1.                        Transaction  Date, if     (Instr. 8)                   (A)             Transaction(s)Indirect  Beneficial
Title of Security         Date         any          ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                (mm/dd/yy)   (mm/dd/yy)    Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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CLASS A COMMON STOCK                    04/07/03      G             (1) 100       A                 600          D
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Explanation of Responses:
(1)Received gift of 100 shares

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                  2.                                                                                        Secur-   of
                  Conver-                          5.                             7.                        ities    Deriv-  11.
                  sion                             Number of                      Title and Amount          Bene-    ative   Nature
                  or               3A.             Derivative    6.               of Underlying     8.      ficially Secur-  of
                  Exer-            Deemed  4.      Securities    Date             Securities        Price   Owned    ity     In-
                  cise     3.      Execu-  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                  Price    Trans-  tion    action  or Disposed   Expiration Date  ----------------  Deriv-  ing      (D) or  Bene-
1.                of       action  Date,   Code    of(D)         (Month/Day/Year)           Amount  ative   Reported In-     ficial
Title of          Deriv-   Date    if any  (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative        ative    (Month/ (Month/ 8)      4 and 5)      Date     Expira-           Number  ity     action(s)(I)     ship
Security          Secur-   Day/    Day/    ------  ------------  Exer-    tion              of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   Code V   (A)   (D)    cisable  Date    Title     Shares  5)      4)       4)      4)
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OPTION ON CLASS    $8.00                                         3/2/03  3/2/05    (1)      2,343             2,343    D
COMMON STOCK
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Explanation  of  Responses:

(1) These options to purchase up to 2,343 shares of Fred's, Inc. Class A Common Stock were granted on March 2, 2000 under the 1993 Long-Term Incentive Plan.

By: /s/Joe Prowell                                        04/07/03
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    **Signature of Reporting Person                        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulatiob S-T.

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